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                                                                Exhibit 5.1

               [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                              August 9, 2000

Curon Medical, Inc.

735 Palomar Avenue

Sunnyvale, CA 94085

  Re: Registration Statement on Form S-1

Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-1 (File No. 333-37866) filed with the Securities and Exchange Commission on May 25, 2000 (as amended by Amendment No. 1 thereto filed on August 9, 2000, as such may be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 5,750,000 shares of Common Stock of Curon Medical, Inc. (the "Shares"). The Shares, which include up to 750,000 shares of Common Stock issuable pursuant to an over-allotment option granted to the underwriters, are to be sold to the underwriters as described in such Registration Statement for the sale to the public or issued to the Representatives of the underwriters. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

  It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                         Sincerely,

                                         WILSON SONSINI GOODRICH & ROSATI

                                         Professional Corporation

                                         /s/ WILSON SONSINI GOODRICH & ROSATI